August 19, 2005

American Publishing, Inc.
Albuquerque, New Mexico

I hereby grant my permission to use the financial statements that have been audited by me, together with my opinion on such financial statements dated April 14, 2005, as of and for the years ended December 31,2004 and 2003 in Form SB-2 (August 2005).

/s/Paul H. Salchli, CPA
Paul H. Salchli, CPA
Houston, Texas